                                                                    EXHIBIT 99.1




CONSOLIDATED FINANCIAL STATEMENTS
Yodlee, Inc.
Years ended December 31, 2001, 2000, and 1999

                                  Yodlee, Inc.

                        Consolidated Financial Statements

                  Years ended December 31, 2001, 2000, and 1999




                                    CONTENTS

Report of Independent Auditors...............................................1

Audited Consolidated Financial Statements

Consolidated Balance Sheets..................................................2
Consolidated Statements of Operations........................................3
Consolidated Statement of Redeemable Convertible Preferred Stock
   and Stockholders' Deficit.................................................4
Consolidated Statements of Cash Flows........................................7
Notes to Consolidated Financial Statements...................................9

                         Report of Independent Auditors

The Board of Directors
Yodlee, Inc.

We have audited the accompanying consolidated balance sheets of Yodlee, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for the period from inception (February 1999) to December 31, 1999 and for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Yodlee, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for the period from inception (February 1999) to December 31, 1999 and for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ Ernst & Young LLP

Palo Alto, California
March 15, 2002

                                  Yodlee, Inc.
                           Consolidated Balance Sheets


                                                                                                      DECEMBER 31,
ASSETS                                                                                          2001             2000
                                                                                            -------------    -------------
Current assets:
   Cash and cash equivalents                                                                $  16,916,269    $  23,588,874
   Accounts receivable, net of allowance for doubtful accounts of $331,257 and $139,723
     at December 31, 2001 and 2000, respectively                                                3,256,996        1,269,666
   Prepaid expenses and other current assets                                                    1,311,501        1,137,721
                                                                                            -------------    -------------
Total current assets                                                                           21,484,766       25,996,261

Property and equipment, net                                                                     6,941,820        3,668,238
Restricted investments                                                                            146,433        1,248,534
Purchased intangibles and goodwill, net                                                         5,067,986               --
Merger costs                                                                                           --        2,175,215
Other assets                                                                                    1,263,975          817,577
                                                                                            -------------    -------------
                                                                                            $  34,904,980    $  33,905,825
                                                                                            =============    =============

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Notes payable                                                                            $     962,361    $          --
   Accounts payable                                                                              3,473,601       5,074,177
   Accrued compensation                                                                         1,100,942          397,706
    Due to stockholder                                                                          1,000,000        1,000,000
   Other accrued expenses                                                                         261,765        1,537,761
   Capital lease obligation - short-term                                                          368,074          254,056
   Deferred revenue                                                                             5,934,071        3,836,744
                                                                                            -------------    -------------
Total current liabilities                                                                      13,100,814       12,100,444

Notes payable                                                                                   2,038,250               --
Due to stockholder-long term                                                                    1,000,000        2,000,000
Deferred revenue - long term                                                                    5,102,595               --
Nonrefundable prepaid license fees                                                              8,810,625               --
Capital lease obligation - long term                                                              412,984          246,812

Commitments

Redeemable convertible preferred stock, $0.001 par value, issuable in series;
   58,435,000 shares authorized at December 31, 2001, 50,905,719 shares issued and outstanding at December 31, 2001 (23,786,890 shares in 2000); aggregate
   liquidation preference of $189,069,513                                                     212,075,162       71,564,689

Stockholders' deficit:
   Convertible preferred stock, $0.001 par value, issuable in series; 8,000,000 shares authorized, issued and outstanding at December 31, 2001 and 2000;
     aggregate liquidation preference of $2,000,000                                                 8,000            8,000
   Common stock, $0.001 par value; shares authorized: 97,000,000 at December 31, 2001
     19,460,564 shares issued and outstanding in 2001 (19,140,189 shares in 2000)                  19,461           19,141
   Additional paid-in capital                                                                   9,479,468        8,306,200
   Stockholder notes receivable                                                                  (643,624)        (643,624)
   Accumulated deficit                                                                       (216,498,755)     (59,695,837)
                                                                                            -------------    -------------
Total stockholders' deficit                                                                  (207,635,450)     (52,006,120)
                                                                                            -------------    -------------
                                                                                            $  34,904,980    $  33,905,825
                                                                                            =============    =============

See accompanying notes.

                                  Yodlee, Inc.
                      Consolidated Statements of Operations

                                                                                                       PERIOD FROM
                                                                                                        INCEPTION
                                                                          YEAR ENDED                    (FEBRUARY
                                                                         DECEMBER 31,                   1999) TO
                                                             ----------------------------------        DECEMBER 31,
                                                                  2001                2000                 1999
                                                             ------------------------------------------------------
Revenue                                                      $   7,019,039         $    970,472         $        --
Operating expenses:
   Cost of revenue                                              14,316,972            5,347,908             778,889
   Research and development                                     14,383,292           10,621,345           1,770,633
   Sales and marketing                                          10,231,000           34,631,250             872,421
   General and administrative                                    6,229,489            2,501,845             550,527
   Amortization of purchased intangibles and goodwill           33,409,765                   --                  --
   Impairment of purchased intangibles and goodwill             67,396,322                   --                  --
                                                             -------------         ------------         -----------
Total operating expenses                                       145,966,840           53,102,348           3,972,470
                                                             -------------         ------------         -----------

Loss from operations                                          (138,947,801)         (52,131,876)         (3,972,470)

Interest income                                                    875,738            1,250,567             234,943
Interest expense                                                   (58,352)             (34,400)                 --
Other expense                                                     (371,363)                  --                  --
                                                             -------------         ------------         -----------
Net loss                                                      (138,501,778)         (50,915,709)         (3,737,527)

Accretion on redeemable convertible preferred stock            (18,301,140)          (4,646,778)           (395,823)
                                                             --------------        ------------         -----------
Net loss attributable to common stockholders                 $(156,802,918)        $(55,562,487)        $(4,133,350)
                                                             =============         ============         ===========


See accompanying notes.

                                  Yodlee, Inc.
                Consolidated Statement of Redeemable Convertible
                   Preferred Stock and Stockholders' Deficit

                                                                                   STOCKHOLDERS' DEFICIT
                                      REDEEMABLE CONVERTIBLE        -----------------------------------------------------
                                         PREFERRED STOCK            CONVERTIBLE PREFERRED STOCK         COMMON STOCK
                                    -------------------------------------------------------------------------------------
                                      SHARES           AMOUNT          SHARES        AMOUNT        SHARES         AMOUNT
                                    -------------------------------------------------------------------------------------
Balance at inception
  (February 16, 1999)                       --     $         --             --     $      --             --      $    --
Issuance of common stock
  to founders in exchange
  for patent applications                   --               --             --            --      4,000,000        4,000
Issuance of Series A preferred
  stock at $0.25 per share
  for cash (net issuance
  costs of $5,973)                          --               --      8,000,000         8,000             --           --
Issuance of common stock to
  founders at $0.025 per share
  for cash                                  --               --             --            --      3,200,000        3,200
Issuance of Series B preferred
  stock at $1.25 per share
  for cash and services (net
  issuance costs of $53,320)        12,428,000       15,481,680             --            --             --           --
Exercise of stock options                   --               --             --            --      4,220,000        4,220
Repurchase of common stock                  --               --             --            --       (200,000)        (200)
Accretion of redemption value
  of Series B preferred stock               --          395,823             --            --             --           --
Net loss                                    --               --             --            --             --           --
                                    ----------     ------------      ---------     ---------     ----------       ------
December 31, 1999
 (carried forward)                  12,428,000       15,877,503      8,000,000         8,000     11,220,000       11,220

                                                      STOCKHOLDERS' DEFICIT
                                    -----------------------------------------------------------
                                    ADDITIONAL     STOCKHOLDER                        TOTAL
                                     PAID-IN          NOTES        ACCUMULATED    STOCKHOLDERS'
                                     CAPITAL       RECEIVABLE        DEFICIT         DEFICIT
                                    ---------      ----------      -----------    -------------
Balance at inception
  (February 16, 1999)              $       --      $      --      $        --      $        --
Issuance of common stock
  to founders in exchange
  for patent applications              36,000             --               --           40,000
Issuance of Series A preferred
  stock at $0.25 per share
  for cash (net issuance
  costs of $5,973)                  1,986,027             --               --        1,994,027
Issuance of common stock to
  founders at $0.025 per share
  for cash                             76,800        (45,000)              --           35,000
Issuance of Series B preferred
  stock at $1.25 per share
  for cash and services (net
  issuance costs of $53,320)               --             --               --               --
Exercise of stock options             125,280        (81,000)              --           48,500
Repurchase of common stock             (4,800)            --               --           (5,000)
Accretion of redemption value
  of Series B preferred stock              --             --         (395,823)        (395,823)
Net loss                                   --             --       (3,737,527)      (3,737,527)
                                   ----------      ---------      -----------      -----------
December 31, 1999
 (carried forward)                  2,219,307       (126,000)      (4,133,350)      (2,020,823)

                                  Yodlee, Inc.
                Consolidated Statement of Redeemable Convertible
             Preferred Stock and Stockholders' Deficit (continued)

                                                                                   STOCKHOLDERS' DEFICIT
                                      REDEEMABLE CONVERTIBLE        -----------------------------------------------------
                                         PREFERRED STOCK            CONVERTIBLE PREFERRED STOCK         COMMON STOCK
                                    -------------------------------------------------------------------------------------
                                      SHARES           AMOUNT          SHARES        AMOUNT        SHARES         AMOUNT
                                    -------------------------------------------------------------------------------------
December 31, 1999
 (brought forward)                  12,428,000     $ 15,877,503      8,000,000     $   8,000     11,220,000      $11,220
Issuance of Series C preferred
  stock at $4.51 per share for
  cash and marketing rights
  (net of issuance costs
  of $188,240)                      10,942,263       49,161,366             --            --             --           --
Issuance of Series C preferred
  stock at $4.51 per share
  for cash                             416,627        1,879,042             --            --             --           --
Issuance of equity awards to
   nonemployees                             --               --             --            --             --           --
Issuance of common stock to
  non-employees for cash                    --               --             --            --        750,000          750
Exercise of stock options                   --               --             --            --      7,649,500        7,650
Repurchase of common stock                  --               --             --            --       (479,311)        (479)
Issuance of warrants to
  purchase Series C preferred
  stock in connection with
  marketing arrangement                     --               --             --            --             --           --
Accretion of redemption value
  of the redeemable
  preferred stock                           --        4,646,778             --            --             --           --
Net loss                                    --               --             --            --             --           --
                                    ----------     ------------      ---------     ---------     ----------      -------
December 31, 2000
 (carried forward)                  23,786,890       71,564,689      8,000,000         8,000     19,140,189       19,141

                                                      STOCKHOLDERS' DEFICIT
                                    -----------------------------------------------------------
                                    ADDITIONAL     STOCKHOLDER                        TOTAL
                                     PAID-IN          NOTES        ACCUMULATED    STOCKHOLDERS'
                                     CAPITAL       RECEIVABLE        DEFICIT         DEFICIT
                                    ---------      ----------      -----------    -------------
December 31, 1999
 (brought forward)                 $2,219,307      $(126,000)     $(4,133,350)     $(2,020,823)
Issuance of Series C preferred
  stock at $4.51 per share for
  cash and marketing rights
  (net of issuance costs
  of $188,240)                             --             --               --               --
Issuance of Series C preferred
  stock at $4.51 per share
  for cash
Issuance of equity awards to
   nonemployees                       515,591             --               --          515,591
Issuance of common stock to
  non-employees for cash              749,250             --               --          750,000
Exercise of stock options           1,005,059       (517,624)              --          495,085
Repurchase of common stock            (51,757)            --               --          (52,236)
Issuance of warrants to
  purchase Series C preferred
  stock in connection with
  marketing arrangement             3,868,750             --               --        3,868,750
Accretion of redemption value
  of the redeemable
  preferred stock                          --             --       (4,646,778)      (4,646,778)
Net loss                                   --             --      (50,915,709)     (50,915,709)
                                   ----------      ---------      -----------      -----------
December 31, 2000
 (carried forward)                  8,306,200       (643,624)     (59,695,837)     (52,006,120)

                                  Yodlee, Inc.
                Consolidated Statement of Redeemable Convertible
             Preferred Stock and Stockholders' Deficit (continued)

                                                                                   STOCKHOLDERS' DEFICIT
                                      REDEEMABLE CONVERTIBLE        -----------------------------------------------------
                                         PREFERRED STOCK            CONVERTIBLE PREFERRED STOCK         COMMON STOCK
                                    -------------------------------------------------------------------------------------
                                      SHARES           AMOUNT          SHARES        AMOUNT        SHARES         AMOUNT
                                    -------------------------------------------------------------------------------------
December 31, 2000
 (brought forward)                  23,786,890     $ 71,564,689      8,000,000     $   8,000     19,140,189      $19,141
Issuance of Series D preferred
  stock at $4.51 per share in
  acquisition of VerticalOne,
  Corporation                       24,765,274      111,691,386             --            --             --           --
Issuance of Series E preferred
  at $4.51 per share for cash
  (net of issuance costs
  of $96,586)                        2,353,555       10,517,947             --            --             --           --
Issuance of equity awards and
  warrants to non-employees                 --               --             --            --             --           --
Issuance of common stock for
  services                                  --               --             --            --        395,000          395
Issuance of common stock to
  non-employees for cash                    --               --             --            --        495,000          495

Exercise of stock options                   --               --             --            --        117,686          117

Repurchase of common stock                  --               --             --            --       (687,311)        (687)
Accretion of redemption value
  of the redeemable preferred
  stock                                     --       18,301,140             --            --             --           --

Net loss                                    --               --             --            --             --           --
                                    ----------     ------------      ---------     ---------     ----------      -------
December 31, 2001                   50,905,719     $212,075,162      8,000,000     $   8,000     19,460,564      $19,461
                                    ==========     ============      =========     =========     ==========      =======

                                                      STOCKHOLDERS' DEFICIT
                                    -----------------------------------------------------------
                                    ADDITIONAL     STOCKHOLDER                        TOTAL
                                     PAID-IN          NOTES        ACCUMULATED    STOCKHOLDERS'
                                     CAPITAL       RECEIVABLE        DEFICIT         DEFICIT
                                    ---------      ----------      -----------    -------------
December 31, 2000
 (brought forward)                 $8,306,200      $(643,624)   $ (59,695,837)   $ (52,006,120)
Issuance of Series D preferred
  stock at $4.51 per share in
  acquisition of VerticalOne,
  Corporation                              --             --               --               --
Issuance of Series E preferred
  at $4.51 per share for cash
  (net of issuance costs
  of $96,586)                              --             --               --               --
Issuance of equity awards and
  warrants to non-employees           273,095             --               --          273,095
Issuance of common stock for
  services                            394,605             --               --          395,000
Issuance of common stock to
  non-employees for cash              494,505             --               --          495,000

Exercise of stock options              84,740             --               --           84,857

Repurchase of common stock            (73,677)            --               --          (74,364)
Accretion of redemption value
  of the redeemable preferred
  stock                                    --             --      (18,301,140)     (18,301,140)

Net loss                                   --             --     (138,501,778)    (138,501,778)
                                   ----------      ---------    -------------    -------------
December 31, 2001                  $9,479,468      $(643,624)   $(216,498,755)   $(207,635,450)
                                   ==========      =========    =============    =============


See accompanying notes.

                                  Yodlee, Inc.
                      Consolidated Statements of Cash Flows


                                                                                                                  PERIOD FROM
                                                                                                                   INCEPTION
                                                                                       YEAR ENDED                  (FEBRUARY
                                                                                       DECEMBER 31,                 1999) TO
                                                                            --------------------------------      DECEMBER 31,
                                                                                 2001               2000              1999
                                                                            -------------      -------------      ------------
OPERATING ACTIVITIES
Net Loss                                                                     (138,501,778)     $ (50,915,709)     $ (3,737,527)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation                                                                 4,863,285            804,830            58,615
   Amortization of purchased intangibles and goodwill                          33,409,765                 --                --
   Impairment of purchased intangibles and goodwill                            67,396,322                 --                --
   Noncash expenses from stock and warrant issuance                               273,095            515,591                --
   Noncash expenses from issuance of stock and warrants in exchange for                --
     marketing branding rights                                                         --         23,868,750
   Change in operating assets and liabilities:
     Accounts receivable, net                                                  (1,395,364)          (850,840)         (418,826)
     Prepaids and other current assets                                            113,968         (1,014,674)         (123,047)
     Accounts payable                                                          (2,603,475)         3,951,873         1,122,306
     Due to stockholder                                                                --          1,000,000                --
     Accrued expenses                                                            (817,173)         1,851,170            84,299
     Deferred revenue                                                           7,199,922          3,444,744           392,000
     Nonrefundable prepaid license fees                                         8,810,625                 --                --
     Due to stockholder, long-term                                             (1,000,000)         2,000,000                --
                                                                            -------------      -------------      ------------
Net cash used in operating activities                                         (22,250,808)       (15,344,265)       (2,622,180)
                                                                            -------------      -------------      ------------
INVESTING ACTIVITIES
Net proceeds from acquisition                                                   4,126,819                 --                --
Purchase of held to maturity investments                                               --       (117,812,856)      (11,930,537)
Maturities of held to maturity investments                                             --        129,743,393                --
Purchase of restricted investment                                                (146,433)        (1,248,534)               --
Maturity of restricted investment                                               1,248,534                 --                --
Purchase of property and equipment                                             (2,746,444)        (2,732,310)       (1,111,281)
Deposits and other assets                                                        (446,398)          (721,477)          (96,100)
Merger Costs                                                                           --         (2,175,215)               --
                                                                            -------------      -------------      ------------
Net cash provided by (used in) investing activities                             2,036,078          5,053,001       (13,137,918)
                                                                            -------------      -------------      ------------
FINANCING ACTIVITIES
Proceeds from notes payable                                                     3,078,556                 --                --
Principal payments on notes payable                                               (77,945)                --                --
Proceeds from capital lease obligations                                            21,221                 --                --
Principal payments on capital lease obligations                                  (503,147)          (187,224)               --
Proceeds from issuance of common stock                                            579,857          1,245,081           123,500
Proceeds from issuance of preferred stock, net                                 10,517,947         31,040,408        17,475,707
Repurchase of common stock                                                        (74,364)           (52,236)           (5,000)
                                                                            -------------      -------------      ------------
Net cash provided by financing activities                                      13,542,125         32,046,029        17,594,207
                                                                            -------------      -------------      ------------
Net (decrease) increase in cash and cash equivalents                           (6,672,605)        21,754,765         1,834,109
Cash and cash equivalents at beginning of year                                 23,588,874          1,834,109                --
                                                                            -------------      -------------      ------------
Cash and cash equivalents at end of year                                    $  16,916,269      $  23,588,874      $  1,834,109
                                                                            =============      =============      ============



See accompanying notes.

                                  Yodlee, Inc.
                Consolidated Statements of Cash Flows (continued)

                                                                                                                  PERIOD FROM
                                                                                                                   INCEPTION
                                                                                          YEAR ENDED               (FEBRUARY
                                                                                         DECEMBER 31,               1999) TO
                                                                                 ----------------------------      DECEMBER 31,
                                                                                   2001              2000              1999
                                                                                 ---------       ------------     ------------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Notes receivable from stockholders in exchange for common stock                  $      --       $    511,625       $ 126,000
Equipment acquired under capital lease arrangements                              $ 787,672       $    688,092       $      --
Warrants issued in conjunction with loan agreement                               $ 121,410       $         --       $      --
Warrants issued in conjunction with co-development and reseller agreement        $ 106,500       $    106,500       $      --
Preferred stock issued in connection with marketing arrangement                  $      --       $ 20,000,000       $      --
Warrants issued in conjunction with marketing arrangement                        $      --       $    321,750       $      --
Common shares issued for investment advisory services                            $ 395,000       $         --       $      --
Issuance of preferred stock in exchange for patent rights and privileges         $      --       $         --       $  40,000
Issuance of preferred stock in exchange for services performed                   $      --       $         --       $  10,000

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for interest                                           $ 142,306       $     34,253       $      --


See accompanying notes.

                                  Yodlee, Inc.
                   Notes to Consolidated Financial Statements

                                December 31, 2001



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Yodlee, Inc. (Yodlee or the Company) was incorporated in Delaware in February 1999 and commenced operations on February 16, 1999.

The Company provides account aggregation services to customers with customized solutions that range from applications to mobile access. Through 1999, the Company's principal operations consisted of raising capital through the issuance of preferred stock, research and development activities, and forming strategic alliances with key individuals and corporations conducting business on the Internet. Accordingly, the Company was classified as a development stage company. In 2000, the Company launched its aggregation services and therefore emerged from the development stage.

The Company has sustained net losses and negative cash flows from operations since inception. The Company's ability to meet obligations in the ordinary course of business is dependent upon its ability to establish profitable operations and to raise additional financing through equity financings, collaborative or other arrangements with corporate sources, or other sources of financing. In the years ended December 31, 2001 and 2000, the Company received net cash proceeds of approximately $10.5 million and $31.0 million through the issuance of preferred stock.

Management believes that existing capital is sufficient to enable the Company to meet its planned expenditures through December 31, 2002. To meet its longer-term needs, potentially including 2002, management intends to increase working capital through additional credit facilities, additional equity and/or debt financings. However, there can be no assurance that such facilities are obtainable or that such financings can be successfully completed on terms acceptable to the Company. To the extent that additional financing sources are not available to the Company, management intends, and believes that it has the ability, to reduce expenditures so as not to require additional financing before December 31, 2002.

PRINCIPLES OF CONSOLIDATION

In July 2000, the Company formed a wholly owned subsidiary in India, Yodlee.Com Infotech Pvt Ltd. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, after elimination of all inter-company transactions and balances.

                                  Yodlee, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from these estimates.

REVENUE RECOGNITION

The Company generates revenue from licensing, usage and maintenance fees generated from the sale of its aggregation and data services and its co-branding and application management services.

Co-branding service revenue consists of an implementation fee that includes the co-branded Web site as well as continuous maintenance of the Web site throughout the term of the agreement. The Company recognizes revenue over the period that the services are provided, which is typically over the term of the contract. The revenue is deferred until the application has been delivered and accepted by the customer. Revenue from the implementation fee is recognized ratably over the service period of the contract beginning on the delivery or launch date.

Application management services revenue consists of monthly recurring fees for hosting services and is recognized as the services are performed. Application management services provide customers with the rights to access applications, hardware for the application access, customer service, and rights to unspecified upgrades and updates. Customers generally do not have the right to take possession of the software at any time during the hosting agreement. Some of the contracts for application management services include monthly minimum volume commitments by the Company's customers and fees for actual volume usage. Minimum volume customer commitments are recognized as they become due and payable. Actual volume usage that exceeds designated minimums is recognized as revenues when amounts due are earned by the Company.

Customer billing occurs in accordance with contract terms. Customer advances and amounts billed to customers in excess of revenue recognized are recorded as deferred revenue.

                                  Yodlee, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on deposit and investments in money market accounts. The fair value of money market deposits approximates their cost at December 31, 2001 and 2000.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and compensation, capital lease obligations and notes payable. The Company believes all of the financial instruments' recorded values approximate fair value.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Property and equipment are depreciated using the straight-line method over two to five years, the estimated useful life of the assets.

 GOODWILL AND PURCHASED INTANGIBLES

The Company records goodwill when the purchase price of net tangible and intangible assets acquired exceeds their fair value. Goodwill is amortized on a straight-line basis over a period of 3 years. Identified intangibles are amortized on a straight-line basis over periods ranging from 9 months to 3 years.

                                  Yodlee, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS

The Company performs reviews to determine if the carrying values of long-lived assets are impaired. These reviews look for facts or circumstances, either internal or external, that would indicate that the carrying value of the asset cannot be recovered.

The Company measures impairment loss related to long-lived assets based on the amount by which the carrying amount of such assets exceeds their fair values. The Company's measurement of fair value is generally based on an analysis of anticipated revenue streams, operating profitability and associated factors. In performing this analysis, management use the best information available in the circumstances, including reasonable and supportable assumptions and projections.

RESEARCH AND DEVELOPMENT

Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon the completion of a working model. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant. Accordingly, the Company has charged all such costs to product and service development expense in the accompanying statements of operations.

STOCK-BASED COMPENSATION

The Company accounts for its stock options and equity awards in accordance with the provisions of the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and has elected to follow the "disclosure only" alternative prescribed by SFAS No. 123, "Accounting of Stock-Based Compensation" ("FAS 123").

Equity instruments granted to non-employees are accounted for using the Black-Scholes option pricing model prescribed by SFAS No. 123 and in accordance with Emerging Issues Task Force (EITF) 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", the instruments are subject to periodic revaluation over their vesting terms. The expense is recognized as the instruments vest.

                                  Yodlee, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to credit risk include cash, cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high credit quality financial institutions. The Company extends credit to customers and does not require collateral. For the year ended December 31, 2001, four customers represented 54% of the outstanding accounts receivable.

FOREIGN CURRENCY

The functional currency of Yodlee's foreign subsidiary is the local currency. Assets and liabilities of our foreign subsidiaries are translated at the exchange rate on the balance sheet date. Revenue, costs and expenses are translated at average rates of exchange in effect during the year. Translation gains and losses are reported as a separate component of stockholders' equity, which were immaterial in the periods presented. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statement of operations and were immaterial in all periods presented.

ADVERTISING EXPENSE

All advertising costs are expensed as incurred. Advertising costs which are included in sales and marketing expense were $398,121 and $494,094, for the years ended December 31, 2001 and 2000, respectively.

RECENT PRONOUNCEMENTS

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141"). SFAS 141 establishes new standards for accounting and reporting business combinations and requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. SFAS 141 also establishes criteria for separate recognition of intangible assets acquired in a business combination. The Company adopted this statement effective July 1, 2001 and the adoption did not have a material effect on the Company's operating results or financial position.

                                  Yodlee, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT PRONOUNCEMENTS (CONTINUED)

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), to supersede APB Opinion No. 17, Intangible Assets. SFAS 142 establishes new standards for goodwill, including the elimination of goodwill amortization to be replaced with methods of periodically evaluating goodwill for impairment. The Company will adopt this statement as of January 1, 2002, and cease the amortization of goodwill. Intangible assets determined to have finite lives will continue to be amortized over their useful lives.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (FAS 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a disposal of a segment of a business. FAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. The Company will adopt FAS 144 as of January 1, 2002 and does not expect that this will have a significant impact on the Company's financial position and results of operations.

2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                    DECEMBER 31,
                                             2001                2000
                                         ------------        -----------
Computer equipment and software          $ 11,420,569        $ 3,478,632
Furniture, fixtures, and equipment          1,054,810            860,516
Leasehold improvements                        192,535            192,535
                                         ------------        -----------
                                           12,667,914          4,531,683
Less accumulated depreciation              (5,726,094)          (863,445)
                                         ------------        -----------
                                         $  6,941,820        $ 3,668,238
                                         ============        ===========


Computer equipment and software includes approximately $1,493,711 of assets under capital leases and related accumulated depreciation of $628,114 as of December 31, 2001.

                                  Yodlee, Inc.

3. ACQUISITION OF VERTICALONE CORPORATION (VERTICALONE) AND
   SUBSEQUENT IMPAIRMENT OF ASSETS ACQUIRED

On January 16, 2001, the Company acquired 100% of the outstanding shares of VerticalOne, a wholly owned subsidiary of S1 Corporation ("S1"). In consideration for the purchase, the Company issued to S1 a total of 24,765,274 shares of Series D Preferred Stock, valued at $4.51 per share for a total of $111.7 million. After the acquisition, S1 owned an approximate 33% ownership interest in the Company. In addition, the Company incurred direct merger related costs of approximately $2.2 million in cash and through the issuance of 395,000 shares of common stock with a value of $395,000. These costs were solely comprised of professional fees paid to investment bankers, accountants and attorneys representing the Company in the transaction.

The acquisition was accounted for as a purchase and, accordingly, the results of operations of VerticalOne have been included with those of the Company for the period subsequent to the date of acquisition. The Company received assistance from an independent valuation expert in its determination of the fair values of the intangible assets assumed. The valuation used a combination of methods, including an income approach for the purchased technology and a cost approach for the acquired workforce. No in-process technology was identified in the purchase price allocation and no deferred revenue was assumed from the acquired entity.

The following table presents the purchase price allocation of the acquisition (dollars in thousands):

                                                                 LIFE IN        AMOUNT
                                                                  MONTHS       ($000'S)
                                                                 -------       --------
         Acquired workforce                                         12             $654
         Purchased technology                                        9              588
         Existing customer base                                     36            1,500
         Favorable hosting agreement                                24            4,562
         Cash assumed                                                             4,127
         Property and equipment                                     24            4,602
         Net other identifiable assets (liabilities)                               (302)
           assumed
         Goodwill Representing the excess of cost over              36           98,570
         fair value of net assets acquired
                                                                               -------
         Purchase price                                                        $114,301
                                                                               ========

                                  Yodlee, Inc.

3. ACQUISITION OF VERTICALONE CORPORATION (VERTICALONE) AND
   SUBSEQUENT IMPAIRMENT OF ASSETS ACQUIRED (CONTINUED)

As discussed in Note 1, the Company performs reviews to determine if the carrying values of its goodwill and intangible assets are impaired. The reviews look for facts or circumstances, either internal or external, that indicate that the carrying value of an asset cannot be recovered. During the final months of the year ended December 31, 2001, events and circumstances indicated significant impairment of the goodwill and intangible assets that the Company received in connection with its acquisition of VerticalOne. These include a prolonged and accelerated deterioration in the valuations of publicly traded comparable entities.

In each case, the Company measured the impairment of assets based on the amount by which the carrying amount of the assets exceeded their fair value based on lower projected revenues, profits, and decreases in estimated cash flows. The measurement of fair value was based on an analysis of anticipated revenue streams, operating profitability, and associated factors relating to the identified assets arising at the date of the acquisition. Based on management's analysis, the Company recorded a total impairment charge of $67.4 million in 2001.

The Company has also entered into a Sales Representation Agreement ("SRA"), with S1 Corporation pursuant to which S1 became an authorized reseller of the Company's aggregation service. The term of this agreement ends upon the earlier of July 16, 2005 or the date at which S1 recoups a total of $10.0 million that was paid to the Company. The Company initially recorded the receipt of this amount as long-term, nonrefundable prepaid license fees. S1 recoups the prepaid amount as it resells the Company's services and as payments for these services are collected from third parties. The Company will recognize revenue from this SRA only to the extent that S1 provides evidence of sell-through to third parties and the third party customers accept and commence use of the service. Revenues will then be recognized over the period of the service arrangement with the third party. To the extent that it appears likely that any amount of the nonrefundable prepaid license fee will not be recouped through sale of the aggregation service to third parties, the remaining balance will be recorded as a non-operating gain. The Company recorded $50,375 in revenue from this arrangement in 2001.

S1 also agreed to provide the Company with Data Center floor space for a period of 2 years following the transaction and to sublease certain other facilities space to the Company. In 2001, the Company expensed a total of $264,950 under these arrangements.

                                  Yodlee, Inc.

4. TRANSACTIONS WITH A STOCKHOLDER

In 2000 the Company entered into a series of transactions with a large Media and Entertainment Corporation. The significant elements of these transactions were as follows:

The Corporation purchased a total of 5,604,127 shares of the Company's Series C redeemable preferred stock at a price of $4.51 per share. The Company received a total of approximately $5.3 million in cash and received branding rights as described below. The price, terms and preferences of the shares were identical to Series C shares issued to all other investors in the closings of the Series C financing.

In return for the branding rights through December 31, 2000, the Company issued Series C redeemable preferred stock with a value of approximately $20.0 million and agreed to pay a total of $3.0 million in cash, payable in 3 equal payments of $1.0 million per year through 2003, and to issue a total of four warrants to Series C redeemable preferred stock with a value of $3,868,750.

The value of the preferred stock, warrants and cash consideration has been charged to sales and marketing expense in fiscal 2000 due to the fact that (i) the term of the branding rights expired on December 31, 2000 (ii) the Stockholder had no continuing obligations to the Company beyond that date, (iii) the Company received no other services, trademarks or commitments from the Stockholder, other than the short-term branding arrangement, and there were no other elements of the arrangement with the Stockholder that provided the Company with tangible or estimable benefits that could be used as a basis for a deferral of the payments made. At December 31, 2001 and 2000, respectively, the Company was obligated to pay a total of $2.0 million and $3.0 million to the Stockholder under the terms of the branding rights agreement. In the event that the Company fails to pay the second payment of $1.0 million, that is due on or before December 1, 2002, the Company will be liable to the Stockholder for a liquidated damages payment of $7.0 million.

The Stockholder paid the Company a $400,000 implementation fee in cash in return for the Company's commitment to host its aggregation service. The Company has continuing obligations to maintain this service and to provide such deliverables as unspecified updates and "enhancements" to the hosted service at no additional cost, through a minimum term ending on March 31, 2003. Revenues under this arrangement are being spread ratably over the expected term. The Company recognized $241,988 and $ 90,616 as revenues under this arrangement during the years ended December 31, 2001 and 2000 respectively.

                                  Yodlee, Inc.

5. COMMITMENTS

LEASES

The Company has several operating leases for its office facilities and other equipment. During 2001 and 2000, the Company purchased property and equipment under capital lease agreements.

Future rental payments on a fiscal-year basis under noncancelable operating leases and capital leases with initial terms in excess of one year are as follows:

                                               CAPITAL            OPERATING
                                               LEASES               LEASES
                                             ----------          -----------
   2002                                      $  454,682          $ 1,808,180
   2003                                         338,562            1,469,468
   2004                                          78,370            1,531,124
   2005                                          55,382            1,592,780
   2006                                               -            1,654,436
   Thereafter                                         -            2,887,556
                                             ----------          -----------
Total minimum lease payments                    926,996          $10,943,544
                                                                 ===========
Less interest                                   145,938
                                             ----------
Total principal amount                          781,058
Less current portion                            368,074
                                             ----------
Long-term portion                            $  412,984
                                             ==========

Rent expense amounted to $2,773,209 and $1,511,781 for the years ended December 31, 2001 and 2000, respectively.

At December 31, 2001 and 2000, restricted investments of $146,433 and $1,248,534, respectively represented collateral for letters of credit issued in lieu of security deposits for a facility leases and consist of a certificates of deposit. The letter of credit of $146,433 at December 31, 2001 expires on November 1, 2008.

As disclosed in Note 4 to the financial statements, in the event that the Company fails to pay a remaining payment of $1.0 million due under a contractual arrangement, that is due on or before December 1, 2002, then the Company will be liable to pay liquidated damages of $7.0 million to a Stockholder.

                                  Yodlee, Inc.

6. FINANCING ARRANGEMENTS

In November 2001, the Company entered into a Loan and Security arrangement (the Agreement) with a bank for a $4.0 million equipment line of credit available through November 2002 and a revolving line of credit. The revolving line of credit provides borrowings up to the lesser of $2.0 million or 80% of eligible accounts receivable. The revolving line of credit expires in November 2002.

Advances under the equipment line are subject to interest at a rate of 1% above the bank prime but in no event less than 6.5% (6.5% at December 31, 2001) while advances under the revolving line bear interest at a rate of 0.75% above the bank prime. The equipment line of credit requires monthly principal and interest payments over a 3-year term. Borrowings under the agreement are secured by the assets of the company. In addition, the Agreement requires that the Company maintain certain financial ratios.

As of December 31, 2001, future payments under the equipment line are as follows:

Year ending December 31:
   2002                                       $  962,361
   2003                                        1,023,815
   2004                                        1,014,435
                                              ----------
Total                                         $3,000,611
                                              ==========

In conjunction with this Agreement, the Company issued a warrant to the bank as described in Note 7.

7. PREFERRED STOCK

The Company is authorized to issue up to 66,435,000 shares of preferred stock, issuable in series, with the rights and preferences of each designated as set forth in the Company's Articles of Incorporation. The Company has issued convertible preferred stock that consists of Series A preferred stock and redeemable convertible preferred stock that consists of Series B, C, D and E redeemable convertible preferred stock, collectively referred to as "preferred stock."

                                  Yodlee, Inc.

7. PREFERRED STOCK (CONTINUED)

Preferred stock at December 31, 2001 and 2000 was as follows:

                                    ISSUED AND OUTSTANDING
                                           SHARES AT
                                         DECEMBER 31,
                   DESIGNATED     -------------------------
       SERIES        SHARES          2001           2000
     ------------------------------------------------------
         A          8,000,000      8,000,000      8,000,000
         B         12,460,000     12,428,000     12,428,000
         C         14,540,000     11,358,890     11,358,890
         D         27,000,000     24,765,274             --
         E          4,435,000      2,353,555             --

DIVIDEND RIGHTS

The Series A, B, C, D and E preferred stockholders are entitled to receive noncumulative dividends at the rate of $0.02, $0.045, $0.36, $0.36 and $0.36 per share per annum if and when declared by the board of directors. No dividends have been declared as of December 31, 2001. The loan agreement (see Note 6) prohibits the Company from paying any dividends without the lender's prior written consent.

REDEMPTION RIGHTS

For as long as the shares of Series B, C, D and E redeemable convertible preferred stock are outstanding, each holder could, at the option of the holder, at any time and from time to time after September 29, 2007 require the Company to redeem all of their outstanding redeemable preferred stock. The shares are redeemable at the original issue price plus an additional 10% per annum, compounded annually through 2007, commencing on the date of issuance, and any declared unpaid dividends on such shares. The carrying amounts of the Series B, C, D & E redeemable preferred stock have been increased by periodic accretions so as to equal redemption amounts at the redemption dates.

                                  Yodlee, Inc.

7. PREFERRED STOCK (CONTINUED)

LIQUIDATION RIGHTS

Each holder of Series C, D and E preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series A preferred stock, Series B preferred stock, and the common stock, the amount of the liquidation preference of each share ($4.51 per share) plus an amount equal to all declared but unpaid dividends on such shares. After payment has been made to the holders of Series C, D and E preferred stockholders, the holders of Series A preferred and Series B preferred stock will be entitled to receive, prior and in preference in any distribution to series common stockholders, the remaining assets and funds ratably based on the total preferential amount due to each preferred stockholder ($0.25 and $1.25 per share respectively). After payment has been made to the preferred stockholders, the remaining assets of the Company available for distribution to stockholders shall be distributed ratably among the common stockholders. A change in control of the Company will be treated as a liquidating event, subject to approval by the respective series of preferred stock.

OTHER RIGHTS OF PREFERRED STOCKHOLDERS

The holders of each share of preferred stock are entitled to one vote for each share of common stock into which such share is convertible.

Each share of the Company's convertible preferred stock is, at the option of the holder, convertible into one share of the Company's common stock, subject to adjustment under antidilution provisions as defined in the Company's Articles of Incorporation. Conversion is automatic upon the earlier of: (i) an underwritten public offering of the Company's common stock above certain thresholds, or (ii) upon the written consent of the holders of not less than 70% of the then outstanding shares of preferred stock. The conversion rate of the preferred stock is subject to adjustment in the event of, among other things, certain dilutive issuances of stock, business combinations, stock splits, and stock dividends.

The holders of the shares of Series A, C and D preferred stock shall be separately entitled to elect one director at each annual election of directors. The holders of the shares of Series B redeemable preferred stock are entitled to elect two directors at each election.

                                  Yodlee, Inc.

7. PREFERRED STOCK (CONTINUED)

WARRANTS - PREFERRED STOCK

Through December 31, 2001, the Company has issued warrants for a total of 2,180,240 shares of Series C Preferred Stock as follows:

In connection with co-branded marketing agreement in 2000, the Company issued warrants to two customers to purchase 35,000 and 100,000 shares of Series C preferred stock. The warrant for 35,000 shares has a term of two years and vests upon the customer meeting certain performance deliverables. During 2000, 25,000 shares vested and the residual in 2001. The warrant for 100,000 shares has a term of four years and vested upon the signing of the co-brand agreement, which was signed in December 2000. The 125,000 vested shares were valued at $321,750 using the Black-Scholes methodology with a volatility factor of 0.70, and a risk-free interest rate of 6.5%. These warrants were recorded as a contra-deferred revenue and are being amortized against revenue relating to these customers. As of December 31, 2001, the warrants were not exercised.

In connection with a branding agreement with a Stockholder in fiscal 2000 (see
Note 4 to the financial statements), the Company issued 4 separate warrants for 753,652 and 251,218 shares of Series C stock at $4.51 per share and for 753,652 and 251,218 shares of Series C stock at $13.53 per share. These warrants were valued by the Company at approximately $3.8 million, using the Black-Scholes methodology using a volatility of 0.80, the contractual term of the warrants of three years and a risk-free interest rate of 6.5%. The value of the warrants was recorded as sales and marketing expense in the year ended December 31, 2000.

In connection with the Loan and Security Agreement described in Note 6, in 2001, the Company issued warrants to purchase 35,500 shares of Series E redeemable convertible preferred stock. The warrants are exercisable at any time at an exercise price of $4.51 per share and expire in November 2008. The warrants have been valued at a total of $121,410 using the Black-Scholes methodology with a volatility factor of 0.80, a risk-free interest rate of 5.1%, and a term of 7 years. The value of the warrants has been recorded as deferred interest expense included in current and long term other assets and is being amortized to interest expense over the period of borrowing.

                                  Yodlee, Inc.

8. STOCKHOLDERS' EQUITY

COMMON STOCK

At December 31, 2001, the Company is authorized to issue 97,000,000 shares of common stock. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company.

In 1999, 7,200,000 shares of common stock were issued to the Company's founders under restricted stock purchase agreements ("RSPA's") in exchange for cash, promissory notes for $45,000 and trademark and patent rights. Should the stockholders cease to be employed by the Company, the RSPA's provide Yodlee the option to repurchase outstanding unvested shares at their issuance price. The repurchase option lapses over a four-year period. The RSPA's also include accelerated vesting provisions which trigger upon a change in control and/or certain employment related circumstances. At December 31, 2001 and 2000, 1,292,156 and 3,183,562 founder shares under RSPA's, respectively, were subject to repurchase.

In addition, an officer of the Company received a total option award of 3,991,000 shares in 2000. These options were exercised in exchange for a promissory note and are subject to a lapsing right of repurchase. A change in control would trigger an additional 25% vesting of this award.

WARRANTS

Through December 31, 2001, the Company has issued warrants for a total of 475,000 shares of Common Stock as follows:

In connection with a co-development and reseller agreement entered into in 2000, the Company issued warrants to purchase 160,000 shares of common stock at an exercise price of $1.00 per share. In 2001, the Company issued a warrant for a further 160,000 shares of common stock at an exercise price of $1.00 per share. The warrants have been valued at a total of $211,200 using the Black-Scholes methodology with a volatility factor of 0.70, a risk-free interest rate of 6.5%, and a term of 5 years. The value of the warrants has been expensed and is included in research and development costs.

                                  Yodlee, Inc.

8. STOCKHOLDERS' EQUITY (CONTINUED)

WARRANTS (CONTINUED)

In connection with a co-branded agreement in 2000, the Company issued a warrant to purchase 155,000 shares of common stock at $0.80 per share, of which 55,000 shares vested in 2000 upon the Company meeting certain deliverables. The vested warrants were valued at $32,450 using Black-Scholes methodology with a volatility factor of 0.70, a risk-free interest rate of 6.5%, and a term of 3 years and were recorded as contra revenue and contra-deferred revenue to be netted with future revenue from this customer.

STOCK OPTION PLAN

In 1999, the Company adopted the 1999 Stock Plan and in 2001 adopted the 2001 Stock Plan (the Plans) which provide for the issuance of options for up to 17,250,000 shares of the Company's common stock to qualified directors, employees, and consultants. Under the Plans, options to purchase common stock and restricted stock awards may be granted at no less than 85% of the fair value on the date of the grant and 110% of fair value in certain instances (100% of fair value for incentive stock options and 110% of fair value in certain instances), as determined by the board of directors. Vesting and exercise provisions are determined by the board of directors at the time of grant. Options generally vest with respect to 25% of the shares one year after the options' vesting commencement date and the remainder ratably over the following three years. Shares that are exercisable prior to their vesting are subject to repurchase. Options granted under the Plan have a maximum term of 10 years.

                                  Yodlee, Inc.

8. STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTION PLAN (CONTINUED)

Stock option activity for the two years ended December 31, 2001 is as follows:

                                                                             WEIGHTED-
                                                                              AVERAGE
                                       AVAILABLE           OPTIONS           EXERCISE
                                       FOR GRANT         OUTSTANDING          PRICE
                                       ----------        -----------        ---------
   Balance at December 31, 1999         6,804,966         1,383,617          $0.069
   Options authorized                   5,060,000                 -              --
   Options granted                     (8,691,423)        8,691,423          $0.305
   Options exercised                           --        (7,649,500)         $0.139
   Options canceled                       249,646          (249,646)         $0.347
   Repurchases                            479,311                --          $0.047
                                       ----------        ----------
Balance at December 31, 2000            3,902,500         2,175,894          $0.754
   Options authorized                   1,000,000                --
   Options granted                     (5,924,364)        5,924,364          $ 1.00
   Options exercised                            -          (117,686)         $0.787
   Options canceled                     1,942,364        (1,942,364)         $0.908
   Repurchases                            687,311                --          $0.119
                                       ----------        ----------
Balance at December 31, 2001            1,607,811         6,040,208          $0.937
                                       ==========        ==========

                                  Yodlee, Inc.

8. STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTION PLAN (CONTINUED)

The following table summarizes the information about stock options outstanding as of December 31, 2001:

                             OPTIONS OUTSTANDING
                          -------------------------
                                         WEIGHTED-
                                          AVERAGE
                                         REMAINING
                             NUMBER     CONTRACTUAL
   EXERCISE PRICE         OUTSTANDING      LIFE
   --------------         -----------   -----------
                                         (In years)
       $0.025                 15,000        7.74
       $0.125                479,814        8.28
       $1.00               5,545,394        9.22
                           ---------      ------
                           6,040,208        9.16
                           =========      ======


At December 31, 2001 and 2000, 3,680,373 and 2,931,300 shares, respectively, were subject to repurchase.

Common stock reserved for future issuance was as follows:

                                                          DECEMBER 31,
                                                              2001
                                                          -----------
Stock options outstanding                                  6,040,208
Stock options reserved for future grants                   1,607,811
Warrants to purchase common stock                            475,000
Warrants to purchase preferred stock                       2,180,240
Conversion of redeemable convertible preferred stock      50,905,719
Conversion of convertible preferred stock                  8,000,000
                                                          ----------
Total common stock reserved for future issuance           69,208,978
                                                          ==========

                                  Yodlee, Inc.

8. STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTION PLAN (CONTINUED)

Under the terms of the Company's Plans, from time to time, the Company issues options to purchase shares of common stock to non-employees in exchange for services. The services are provided over a period of time from the date of grant. The value of the services are based upon the fair value of the common stock as the services are provided. During the year ended December 31, 2001 and 2000, the Company issued options to purchase 273,095 and 515,591 shares, respectively, of common stock options for services rendered. The fair value of the stock options issued was immaterial.

During 2000 and 1999, the Company issued $517,625 and $126,000, respectively, of full recourse notes receivable to employees bearing interest at rates ranging from 4.83% to 6.4% per annum in consideration for the purchase of founders' stock and the exercise of stock options. The notes are collateralized by the underlying shares of common stock and mature on various dates through fiscal 2005. No stockholder notes were issued in 2001.

PRO FORMA INFORMATION DISCLOSURES OF THE EFFECT OF STOCK BASED COMPENSATION

Pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method as specified in SFAS 123. The fair value for these options was estimated at the date of grant using the Black-Scholes methodology with the following weighted-average assumptions: a volatility factor of .80, no dividend yield, an expected life of four years, and a risk-free interest rate of 6% for the years ended December 31, 2001 and 2000.

FAIR VALUE DISCLOSURE

The option valuation models were developed for use in the estimation of the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                  Yodlee, Inc.

8. STOCKHOLDERS' EQUITY (CONTINUED)

FAIR VALUE DISCLOSURE (CONTINUED)

For the purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting period. Pro forma information follows:

                                                                YEARS ENDED DECEMBER 31,
                                                                2001              2000
                                                            -------------     ------------
Net loss as reported                                        $(138,501,778)    $(50,915,709)
Pro forma net loss                                          $(139,432,379)    $(51,150,277)

The pro forma impact of options on the net loss for the years ended December 31, 2001 and 2000 is not representative of the effects on net income (loss) for future years, as future years will include the effects of additional stock option grants.

9. EMPLOYEE BENEFIT PLAN

The Company has a 401(k) retirement plan that covers substantially all employees of the Company. The 401(k) Plan provides for voluntary salary reductions of up to 25% of eligible participants' annual compensation, subject to the maximum allowed by law. The Company does not provide matching contributions.

10. RELATED PARTY TRANSACTIONS

During 2000, six of the Series C Redeemable preferred stockholders became customers of Yodlee. Revenue from these customers approximated $1,474,700 in 2001 and $179,115 in 2000.

Through its acquisition of approximately 33% of the Company's stock at the time of the sale of VerticalOne to the Company in January 2001, S1 became a related party, as discussed in Note 3. S1 is a reseller of account aggregation services for the Company. Through December 31, 2001, $50,375 has been recognized under this reseller arrangement.

As discussed in Note 4 to the financial statements, the Company recognized revenues, relating to its hosting services for a large Media Entertainment Corporation, of approximately $242,000 and $91,940 in fiscal 2001 and 2000, respectively.

                                  Yodlee, Inc.

11. INCOME TAXES

As of December 31, 2001 and 2000, the Company had deferred tax assets of approximately $47,200,000 and $22,200,000, respectively. Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The net valuation allowance increased by approximately $25,000,000 and $20,900,000 during the years ended December 31, 2001 and 2000, respectively. Deferred tax assets primarily relate to net operating loss and tax credit carry-forwards. The valuation allowance recorded in connection with the VerticalOne acquisition is approximately $9,000,000. If the related deferred tax assets become realizable in the future, the reversal of the valuation allowance will be recorded as a reduction in goodwill.

As of December 31, 2001, the Company had federal net operating loss carryforwards of approximately $99,500,000. The Company also had federal research and development tax credit carryforwards of approximately $495,000. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2007 through 2021, if not utilized.

Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

12. SUBSEQUENT EVENT

On January 31, 2002 Block Financial Corporation filed a complaint against the Company in United States District Court alleging infringement of two United States Patents. The complaint does not specify damages. The Company believes that it does not infringe on the patents and has engaged counsel to prepare a response to the Complaint. However, the ultimate outcome of any litigation is uncertain and either unfavorable or favorable outcomes could have a negative impact on the Company.